Exhibit 99.1

Renowned 3-D Volumetric Scientist, Eugene Nemirovskiy Joins Signet International Holdings, as Vice President and Chief Scientific Officer

Palm Beach, FL October 25, 2011 – Signet International Holdings, Inc. (OTCBB: SIGN) announced today that Eugene Nemirovskiy has joined the company organization as Vice President/CSO.

"I am pleased Eugene has joined us to head our R&D division at this juncture for Signet as we prepare to lead the technology and entertainment industries into an era of true visual multi-dimensionality.   Our 3-D volumetric applications, as developed by Eugene, will transform the way all visual media is seen, used and enjoyed in the future," said Ernest Letiziano, Signet’s CEO.

Mr. Nemirovskiy is the author of a number of worldwide-patented inventions, two discoveries in optics and one discovery in mathematics. His discoveries are patented in 42 countries, including the United States.  He has the most complete 3-D imaging patent in the world.  Nemirovskiy recently invented single lens 3-D and 4-D digital cameras and a 4-D digital real time display for TV screens and soon to be released a 4-D volumetric attachment for computer monitors. Soon afterward, the company will introduce his Motion Picture technology to the industry.  The Nemirovskiy products are trademarked under the name “SeproSight.”

 “Adding Eugene’s recognized caliber of talent to our efforts ensures Signet worldwide attention in visual technology.” adds Letiziano. “To our knowledge, there is no one in the world who has reached such accomplishments in Physics as Mr. Nemirovskiy; we are fortunate to be in the unique position to become a world leader in developing and delivering such amazing technology.”

“I am excited about this remarkable opportunity at Signet," said Mr. Nemirovskiy. "I am especially looking forward to assembling a world class team, capable of rapidly bringing our new exclusive “no glasses needed” true 4-D Volumetric products to the market.  I believe these products, which will work on all existing digital displays, will have histrionic influence on the world of visual technology and make SeproSight™ a household name. "

Signet International Holdings,  Inc. This press release may include forward-looking statements related to Signet International Holdings, Inc.,  that involve risk and uncertainties, including, but not limited to, product delivery, the management of growth, market acceptance of certain products and other risks. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect the Company’s future results, please refer to the filings with the Securities and Exchange Commission. Prospective investors and shareholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. For additional information contact:

205 WORTH AVENUE | SUITE 316 | PALM BEACH, FLORIDA | 33480
561-832-2000 | fax: 561-832-1287 | email: eletiziano@aol.com |